                                                                    Exhibit 99.1

                         Index to Financial Statements
                         -----------------------------

                                                                    Page
                                                                    ----
Carol Wright Gifts, Inc. (Audited)
----------------------------------
Report of Independent Certified Public Accountants                   F-1
Audited Balance Sheet - December 26, 1997                            F-2
Audited Statement of Operations - Year ended December 26, 1997       F-3
Audited Statement of Stockholder's Equity - Year ended
 December 26, 1997                                                   F-4
Audited Statement of Cash Flows - Year ended December 26, 1997       F-5
Notes to Audited Financial Statements                                F-6

Carol Wright Gifts, Inc. (Unaudited)
------------------------------------
Unaudited Balance Sheet - June 26, 1998                              F-13
Unaudited Statements of Operations --
     Six months ended June 26, 1998 and June 27, 1997                F-14
Unaudited Statements of Cash Flows --
     Six months ended June 26, 1998 and June 28, 1997                F-15
Notes to Unaudited Financial Statements                              F-16

Genesis Direct, Inc. and Carol Wright Gifts, Inc. (Unaudited)
------------------------------------------------------------
Unaudited Pro Forma Condensed Combined Financial Statements          F-17
Unaudited Pro Forma Condensed Combined Balance Sheet -
 June 27, 1998                                                       F-18
Unaudited Pro Forma Condensed Combined Statements of Operations --
     Year ended March 28, 1998                                       F-19
Unaudited Pro Forma Condensed Combined Statements of Operations --
     Three months ended June 27, 1998                                F-20
Notes to Unaudited Pro Forma Condensed Combined Financial
 Statements                                                          F-21

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholder
Carol Wright Gifts, Inc.

We have audited the accompanying balance sheet of Carol Wright Gifts, Inc. (the "Company"), a wholly owned subsidiary of Cox Target Media, Inc. (the "Parent"), as of December 26, 1997, and the related statements of operations, stockholder's equity and cash flows for the year then ended. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 26, 1997 and the results of its operations and its cash flows for the fiscal year then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated company. Portions of certain income and expenses represent allocations made from the Parent for items applicable to the Parent and its subsidiaries as a whole.

The Company has entered into an agreement (see Note 11) whereby substantially all the assets and liabilities of the Company will be sold to an independent third party.

Deloitte & Touche LLP
Tampa, Florida

April 24, 1998, except for Note 11
as to which the date is August 5, 1998

CAROL WRIGHT GIFTS, INC.
(A WHOLLY OWNED SUBSIDIARY OF COX TARGET MEDIA, INC.)

BALANCE SHEET
AS OF DECEMBER 26,1997 (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA
--------------------------------------------------------------------------------

ASSETS

CURRENT ASSETS:
 Cash and cash equivalent                                            $    473
 Accounts receivable-net of $226 allowance
  for doubtful accounts                                                 3,667
 Deferred promotion costs                                               4,932
 Prepaid expenses                                                         622
 Inventory-net                                                         11,363
                                                                     --------

     Total current assets                                              21,057

 Investment in joint venture                                              117
 Property, plant, and equipment-net                                    12,955
 Intangible assets-net                                                 16,932
                                                                     --------
TOTAL ASSETS                                                         $ 51,061
                                                                     ========

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
 Accounts payable                                                    $  8,446
 Accrued payroll                                                          386
 Deferred revenue                                                       2,050
 Other accrued expenses                                                 2,268
                                                                     --------
     Total current liabilities                                         13,150

DUE TO COX ENTERPRISES,INC. - noninterest bearing                      15,735
                                                                     --------
     Total liabilities                                                 28,885
                                                                     --------

STOCKHOLDER'S EQUITY:
 Common stock-1000 shares authorized and outstanding at
  December 26, 1997; $1 par value per share                                 1
 Additional paid-in capital                                            46,199
 Deficit                                                              (24,024)
                                                                      -------
     Total stockholder's equity                                        22,176
                                                                     --------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                           $ 51,061
                                                                     ========

See notes to financial statements.

                                     F-2-

CAROL WRIGHT GIFTS, INC.
(A WHOLLY OWNED SUBSIDIARY OF COX TARGET MEDIA, INC.)

STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 26, 1997 (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

REVENUE                                                     $ 117,307

COST OF SALES                                                  41,418
                                                            ---------

     Gross profit                                              75,889

OPERATING EXPENSES                                             60,643

DEPRECIATION AND AMORTIZATION                                   2,795

GENERAL AND ADMINISTRATIVE EXPENSES                            13,505

LOSS DUE TO IMPAIRMENT OF LONG-LIVED ASSETS                    24,662

OTHER INCOME                                                     (177)
                                                            ---------

NET LOSS BEFORE INCOME TAX BENEFIT                            (25,539)

INCOME TAX BENEFIT                                              1,111
                                                            ---------

NET LOSS                                                    $ (24,428)
                                                            =========

See notes to financial statements.

                                     F-3-

CAROL WRIGHT GIFTS, INC.
(A WHOLLY OWNED SUBSIDIARY OF COX TARGET MEDIA, INC.)

STATEMENT OF STOCKHOLDER'S EQUITY
YEAR ENDED DECEMBER 26, 1997 (In Thousands of Dollars, Except Share Data)
--------------------------------------------------------------------------------

                                         ADDITIONAL    RETAINED        TOTAL
                               COMMON     PAID-IN      EARNINGS    STOCKHOLDER'S
                                STOCK     CAPITAL      (DEFICIT)      EQUITY
BALANCE DECEMBER 31, 1996        $   1   $  69,225     $    590    $  69,816

 Net loss                            -           -      (24,428)     (24,428)

 Liquidating dividends to
  Cox Enterprises, Inc.              -     (13,798)           -      (13,798)

 Other dividends paid to
  Cox Enterprises, Inc.              -           -         (186)        (186)

 Purchase price adjustment           -      (9,228)           -       (9,228)
                                 -----   ---------     --------    ---------
BALANCE DECEMBER 26, 1997        $   1   $  46,199     $(24,024)   $  22,176
                                 =====   =========     ========    =========

See notes to financial statements.

                                     F-4-

CAROL WRIGHT GIFTS, INC.
(A WHOLLY OWNED SUBSIDIARY OF COX TARGET MEDIA, INC.)

STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 26, 1997 (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                      $(24,428)
  Adjustments to reconcile net loss to net cash
    provided by operating activities:
      Loss due to impairment of long-lived assets                                 24,662
      Depreciation and amortization                                                2,795
      Provision for bad debts                                                        251
      Deferred income tax expense                                                   (262)
      Obsolescence for inventory                                                     309
      Equity in income of joint venture                                              (54)
      Changes in assets and liabilities:
        Decrease in accounts receivable                                              510
        Decrease in prepaid expenses                                                 252
        Decrease in deferred promotion costs                                       1,286
        Increase in other accrued expenses                                           122
        Decrease in accrued payroll                                                 (570)
        Decrease in accounts payable                                              (1,172)
        Increase in deferred revenue                                                 580
        Increase in inventory                                                     (2,970)
                                                                                  --------

        Net cash provided by operating activities                                  1,311
                                                                                  --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Other                                                                              (25)
  Capital expenditures                                                              (493)
  Purchase price adjustment                                                       (9,228)
  Reduction of goodwill due to purchase price adjustment                           7,610
                                                                                --------
        Net cash used in investing activities                                     (2,136)
                                                                                --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividend paid to Cox Enterprises, Inc.                                            (186)
  Increase in Due to Cox Enterprises, Inc.                                           849
                                                                                --------
        Net cash provided by financing activities                                    663
                                                                                --------

DECREASE IN CASH AND CASH EQUIVALENTS                                               (162)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                     635
                                                                                --------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                      $    473
                                                                                ========

        SUPPLEMENTAL DISCLOSURES OF NONCASH FLOW INFORMATION:

        Liquidating dividends in the amount of $13,798 were declared and credited to Due to Cox Enterprises, Inc.


See notes to financial statements.

                                     F-5-

CAROL WRIGHT GIFTS, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 26, 1997 (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

1. COMPANY OPERATIONS

  Carol Wright Gifts, Inc. (the "Company") is a leading direct mail marketer of popularly-priced merchandise to consumers. The Company sells a wide range of products including housewares, gifts, apparel, small furniture, health and beauty aids, and toys. Founded in 1972, the Company has customers throughout the United States and in some foreign countries.

  Effective February 29, 1996, Cox Target Media (the "Parent") acquired substantially all of the assets of Carol Wright Sales, Inc. ("Carol Wright Gifts") and Donnelley Marketing Consumer Promotions, Inc. ("Carol Wright Promotions" or "Cox Direct"), a general merchandise retail catalog company and a cooperative direct mail company. The Parent is a wholly owned subsidiary of Cox Investment Company, Inc. which is a wholly owned subsidiary of Cox Enterprises, Inc. ("Cox"). Carol Wright Gifts has a catalog circulation of approximately 81 million. In addition, Carol Wright Gifts distributes approximately 2.1 billion other promotional pieces through mediums such as newspapers, magazines, credit card statements and affiliated companies direct mail envelopes. Carol Wright Gifts fulfills close to 5 million sales transactions yearly.

  Cox Target Media's purchase was structured as an asset purchase. Cox allocated the total purchase price to Carol Wright Gifts and to Carol Wright Promotions based on independent appraisals with $69,225 being allocated to Carol Wright Gifts. The Company allocated $28,988 to identifiable tangible and intangible assets with the balance of $40,237 to goodwill. During 1997, the purchase price was reduced subject to a contractually agreed-upon final working capital adjustment of $9,228. The Company reflected this adjustment as a reduction of the cost of the assets acquired, including goodwill, and the amounts of capital contributed to the Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  CASH AND CASH EQUIVALENTS - The Company considers all securities purchased with an original maturity of three months or less to be cash equivalents.

  INVENTORIES - Merchandise inventories are valued at the lower of cost or market. The standard cost of merchandise includes purchased material, freight and handling, and duty and commissions determined on the first-in, first-out method of inventory valuation. As of December 26, 1997, the balance of the allowance for obsolescence account was $1,087, which reduces the inventory to its net realizable value.

  DEFERRED PROMOTION COSTS - Deferred promotion costs are incurred to produce catalogs for mailing and include paper, printing, postage, etc. The costs are deferred and expensed over the circulation period of the catalog which may range from one to twelve months.

                                      F-6-

  INVESTMENT IN JOINT VENTURE - This investment represents a 50%-owned joint venture that is accounted for using the equity method.

  PROPERTY, PLANT, AND EQUIPMENT - Property, plant, and equipment are recorded at cost. Depreciation is recorded on a straight line basis using the following estimated useful lives:

    Building                                                  39 years
    Leasehold improvements                                     5 years
    Machinery and equipment                               5 to 7 years
    Furniture and fixtures                                     7 years
    Computer equipment and software                            3 years

  INTANGIBLE ASSETS - Intangible assets include goodwill, which represents the unamortized excess of the cost of the acquired assets of the business over the fair market value of the identifiable net assets at the date of acquisition. Goodwill is being amortized using the straight-line method over a period of forty years. Intangible assets also include mailing list assets and acquisition fees which are carried at cost less accumulated amortization, which is calculated using the straight-line method over an estimated useful life of five years.

  REVENUE RECOGNITION - Revenue from the sale of merchandise is recognized when the merchandise is shipped. An allowance has been recorded for estimated sales returns and allowances.

  DEFERRED REVENUE - Deferred income is recognized when a customer order is received for which the inventory item has not as yet been shipped to the customer.

  INCOME TAXES - The Company is included in the consolidated federal and state income tax return of Cox. All income taxes are allocated to the Company on a stand-alone basis. The Company uses the asset and liability method to account for income taxes. Under the asset and liability method, deferred income taxes, net of appropriate valuation allowances, are provided for the temporary differences between the financial reporting and tax basis of assets and liabilities at the current enacted rates.

  FISCAL YEAR END - The Company utilizes a 52 or 53 week fiscal year. The fiscal year ended December 26, 1997 contained 52 weeks.

  USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimated.

  IMPAIRMENT OF LONG-LIVED ASSETS - The Company periodically evaluates the recoverability of the net carrying value of its property, plant and equipment and intangible assets. Long-lived assets are written down to fair value when they are considered impaired. If the total of future undiscounted cash flows were less than the carrying amount of the property, plant, and equipment or intangible assets, such carrying amount would then be written down to the fair value, and a loss on impairment recognized by a charge to earnings. The Company concluded that goodwill and certain identifiable assets were impaired upon consideration of the carrying value of such assets as a result of the proposed sale discussed at Note 11. As a result, the Company evaluated the carrying value of their long-lived assets and property, plant and

                                      F-7-
  equipment and recorded an approximate $25 million noncash charge to earnings of which approximately $19 million was related to a write-down of goodwill, for which there was a tax benefit of $566, and the remaining approximate $5 million charge primarily related to a write-down of the Company's property, plant and equipment.

3. INVESTMENT IN JOINT VENTURE

  The Company's investment represents a 50% interest in a joint venture with the Trent Mail Order Company ("Trent") which is located in England. The Company formed the joint venture to introduce the Company's product line in the United Kingdom ("UK") by licensing Trent to use the Company's name and logo for sale of merchandise by Trent in the UK.

  The Company's investment in the joint venture was $117 at December 26, 1997. During 1997, the Company recognized income from the joint venture of $54. At December 26, 1997, the Company had a receivable of $1,253 due from the joint venture. This balance is included in trade receivables.

4. PROPERTY, PLANT, AND EQUIPMENT - NET

  Property, plant, and equipment at December 26, 1997, consisted of the following:

     Land                                                 $   702
     Building - net of impairment write-down                7,298
     Machinery and equipment                                6,244
     Furniture and fixtures                                 1,031
     Leasehold improvements                                     4
     Construction in process                                  272
                                                          -------

                                                           15,551
     Less accumulated depreciation                         (2,596)
                                                          -------

     Net property, plant, and equipment                   $12,955
                                                          =======

  Depreciation expense during the year ended December 26, 1997, was $1,473. In addition, the Company recorded $4,783 as an impairment in the carrying value of property, plant, and equipment.

5. INTANGIBLE ASSETS

  Intangible assets at December 26, 1997, consisted of the following:

     Goodwill - net of impairment write-down              $17,416
     Mailing lists                                          2,515
                                                          -------

                                                           19,931
     Less accumulated amortization                         (2,999)
                                                          -------

     Intangible assets - net                              $16,932
                                                          =======

  Amortization expense for the year ended December 26, 1997, was $1,322. Additionally, the Company recorded $19,151 as an impairment in the carrying value of the goodwill (see Note 2).

                                      F-8-

6. PENSION AND POST RETIREMENT BENEFITS

  Beginning in fiscal year 1997, the Company's employees began participating in the qualified pension plan of Cox that covers substantially all of the Company's employees. The qualified plan calls for benefits to be paid to eligible employees at retirement based primarily upon the compensation rates paid to employees during their employment with the Company.

  The Company's pension expense was $351 for the fiscal year ended December 26, 1997. The Cox qualified pension plan was fully funded at December 27, 1997. The estimated fair value of plan assets exceeded the projected benefit obligation for the supplemental pension plan as of December 26, 1997.

  Actuarial assumptions used to measure the projected benefit obligation of the pension plan at December 26, 1997, are as follows:

     Discount rate of obligations                               7.25%
     Expected long-term rate of investment return               9.00%
     Rate of increase in compensation levels                    5.00%

  In addition to pension benefits, employees of the Company became eligible for certain postretirement health care and life insurance benefits under a plan administered by Cox beginning in fiscal 1997. The Company's postretirement benefit expense was $148 for the fiscal year ended December 26, 1997. The Cox postretirement welfare plan was fully funded at December 26, 1997. The estimated fair value of plan assets plus the accrued postretirement benefit cost exceeded the accumulated postretirement benefit obligation for the postretirement welfare plan as of December 26, 1997.

  Actuarial assumptions used to determine the accumulated postretirement benefit obligation at December 26, 1997, were as follows:

     Discount rate                                              7.25%
     Expected long-term rate of investment return               9.00%
     Rate of increase in compensation levels                    5.00%
     Assumed current year health care cost trend rate
      Retirees under 65                                        10.50%
     Assumed ultimate trend rate                                5.00%
     Year ultimate health care cost rate will be achieved       2008
     Effect of 1% increase in health care cost trend rates
      Accumulated postretirement benefit obligation             5.60%
      Annual aggregate service and interest costs               3.90%

7. PROFIT SHARING PLANS

  Prior to January 1, 1997, the Company maintained a defined contribution money purchase pension plan and a defined contribution 401(k) profit sharing plan (the "Plans") that covered substantially all employees. Under the Plans, employer contributions vested based on number of years of service. To participate in the Plan, employees must have had completed twelve months of service.

                                      F-9-

  During the year ended December 26, 1997, the Company merged the Plans into the Cox Enterprises, Inc. Savings Plus Plan. The Company enrolled all eligible employees and transferred all assets of the plans to the Cox Enterprises, Inc. Savings Plus Plan (the "Savings Plus Plan"). For the fiscal year ended December 26, 1997, the Company's matching contribution to the Savings Plus Plan was $196.

  Certain key employees of the Company also participate in a nonqualified deferred compensation plan. This plan is an unfunded plan. The Company records its total annual expense based on an allocation of the Company's share of the plan costs. Any liability of the Company is included within Due to Cox Enterprises, Inc. account.

8. RELATED PARTY TRANSACTIONS

  The financial statements have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated company. Portions of certain income and expenses represent allocations made from the Parent for items applicable to the Parent and its subsidiaries as a whole.

  The Company's corporate headquarters is located in Stamford, Connecticut in space leased by the Parent for which leasing costs are allocated to the Company. During 1997, allocated rent was $294.

  The Parent provides accounting services to the Company. The Company paid $415 to the Parent for these services during the fiscal year ended December 26, 1997.

  Certain expenses incurred by the Company are paid for by Cox. Such costs are then allocated to the Company as overhead. During 1997, those allocations include the following: $927 for general management, cash and financial management, and other administrative services; $695 for pension and postretirement benefits; $241 for workers compensation benefits; and $117 for general, auto, and other insurance benefits. These allocations were made by Cox based on the Company's proportionate size as indicated by net sales, total assets, and employee head count.

  Included in the $15,735 balance "Due to Cox Enterprise, Inc." is $13,798 of liquidating dividends declared and payable to Cox. These liquidating dividends represent a return of capital to Cox and are recorded as a deduction to additional paid-in capital for the Company.

  Cox Direct, Inc., an affiliated company, pays for and is reimbursed by the Company for various operating expenses incurred by the Company. For the fiscal year ended December 26, 1997 the amount paid for these expenses totaled $16,324.

  The Company utilizes Val-Pak Direct Marketing Systems, Inc., an affiliated company, for product promotional services. For the fiscal year ended December 26, 1997 the amount paid for these services totaled $1,157.

                                     F-10-

9. INCOME TAXES

  At December 26, 1997, the benefit for income taxes consisted of the following:

     State:
       Current                                      $  (154)
       Deferred                                         (87)
                                                    -------
                                                       (241)
                                                    -------
     Federal:
       Current                                         (695)
       Deferred                                        (175)
                                                    -------
                                                       (870)
                                                    -------
     Total income tax benefit                       $(1,111)
                                                    =======


  For the fiscal year ended December 26, 1997 the difference between the federal statutory rate of 35% and the total effective tax rate of 4% is primarily due to a valuation allowance, which has been provided to reduce the deferred tax assets to the amount that is more likely than not to be realized.

  The significant temporary differences relate to fixed and intangible assets for which book and tax deductions vary and reserves/deferrals that are recorded for book purposes before/after being deducted for income tax purposes.

  No federal or state income taxes were paid to Cox during the fiscal year ended December 26, 1997.

10. COMMITMENTS AND CONTINGENCIES

  The Company has immaterial obligations under operating leases. None of these operating leases are noncancelable or exceed one year. Rental expense paid during 1997 was $345.

  The Company has letters of credit that the Company uses for inventory purchases.

  The Company is involved in various legal actions and claims arising from the normal course of business. In the opinion of management, the ultimate outcome of these matters will not have a material impact on the Company's financial condition or results of operations. The Company is also involved in various legal actions and claims arising from events occurring before the Company was purchased by the Parent. The Company has been indemnified for these claims by the former parent pursuant to the purchase agreement.

11. SUBSEQUENT EVENT

  The Company, the Parent and an unrelated third party (the "Buyer") entered into an asset purchase agreement (the "Agreement"), whereby the Buyer will purchase certain defined assets and assume certain defined liabilities of the Company. The acquisition involves substantially all of the Company's assets and liabilities other than land and building, certain receivables, and the amount Due to Cox Enterprises, Inc. The purchase price will be paid in a combination of cash, an interest-bearing nonsubordinated convertible promissory note of the Buyer, assumption of certain of the Seller's liabilities and with stock of the Buyer, with 25% of the stock escrowed for


                                     F-11-
  satisfaction of adjustments, if any, that may arise as a result from certain purchase price adjustment clauses in the purchase agreement. As discussed in
  Note 2, the Company recorded an impairment loss based on this proposed sale. If the final sales price is different than that originally estimated in the determination of the impairment loss or if adjustments to the sales price are ultimately determined to be necessary, the effect will be recorded as a charge to earnings in the period when such amounts are reasonably estimable.

                                    ******

                                     F-12-

                           CAROL WRIGHT GIFTS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF COX TARGET MEDIA, INC.)
                                 BALANCE SHEET
              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                                                                          JUNE 26, 1998
                                                                                        ------------------
ASSETS
Current assets:
     Cash and cash equivalents........................................................     $         -
     Accounts receivable..............................................................           3,143
     Deferred promotion costs.........................................................           4,870
     Prepaid expenses.................................................................             982
     Inventory, net...................................................................          12,189
                                                                                           -----------
          Total current assets........................................................          21,184
Investment in joint venture...........................................................              93
Property, plant and equipment, net....................................................          12,263
Intangible assets, net................................................................          16,188
                                                                                           -----------
Total Assets..........................................................................     $    49,728
                                                                                           ===========

LIABILITIES AND COMMON STOCKHOLDER'S EQUITY (DEFICIENCY)
Current liabilities:
     Accounts payable.................................................................     $     8,918
     Accrued payroll..................................................................              81
     Deferred revenue.................................................................           1,351
     Other accrued expenses...........................................................           5,190
                                                                                           -----------
          Total current liabilities...................................................          15,540
Long-Term Liabilities:
     Deferred income tax liability....................................................             729
     Due to Cox Enterprises, Inc. - noninterest bearing...............................          13,618
                                                                                           -----------
          Total liabilities...........................................................          29,887
                                                                                           -----------
Stockholder's Equity:
     Common stock - 1,000 shares authorized and outstanding at
          June 26, 1998; $1 par value per share.......................................               1
     Additional paid-in capital.......................................................          46,199
     Deficit..........................................................................         (26,359)
                                                                                           -----------
          Total stockholder's equity..................................................          19,841
                                                                                           -----------
          Total liabilities and stockholder's equity..................................     $    49,728
                                                                                           ===========


                                     F-13-

                           CAROL WRIGHT GIFTS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF COX TARGET MEDIA, INC.)
                           STATEMENTS OF OPERATIONS
                                (IN THOUSANDS)
                                  (UNAUDITED)


                                                    SIX MONTHS ENDED
                                                    ----------------
                                               JUNE 26,1998    JUNE 27, 1997
                                               ------------    -------------
Revenue.......................................     $59,099        $50,621

Cost of sales.................................      19,245         16,558
                                                   -------        -------
Gross profit..................................      39,854         34,063

Operating expenses............................      34,280         27,627

Depreciation and amortization.................       1,522          1,859

General and administrative expenses...........       6,423          6,297

Other income..................................          37             96
                                                   -------        -------
Net loss......................................     $(2,334)       $(1,624)
                                                   =======        =======

                                     F-14-

                           CAROL WRIGHT GIFTS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF COX TARGET MEDIA, INC.)
                           STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)
                                  (UNAUDITED)


                                                                                        SIX MONTHS ENDED
                                                                              -------------------------------------
                                                                              JUNE 26, 1998           JUNE 27, 1997
                                                                              --------------          -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss.................................................................     $ (2,334)               $ (1,624)
  Adjustments to reconcile net loss to net cash:
  Depreciation and amortization............................................        1,522                   1,859
  Provision for bad debts..................................................          (44)                     23
  Obsolescence for inventory...............................................         (495)                   (365)
  Equity in income of joint venture........................................           24                     (34)
  Changes in assets and liabilities:
  Decrease in accounts receivable..........................................          568                     401
  (Increase) Decrease in prepaid expenses..................................         (360)                    333
  Decrease in deferred promotion costs.....................................           62                   2,009
  Increase (Decrease) in other accrued expenses............................        2,923                    (678)
  Decrease in accrued payroll..............................................         (306)                   (304)
  Increase (Decrease) in accounts payable..................................       (4,415)                  5,029
  Increase (Decrease) in deferred revenue..................................           30                    (247)
  Increase in inventory....................................................         (332)                   (532)
                                                                                --------                --------
  Net cash provided (used) in operating activities.........................       (3,157)                  5,870
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures.....................................................          (86)                   (504)
  Other....................................................................            -                     (24)
                                                                                --------                --------
  Net cash used in investing activities....................................          (86)                   (528)
CASH FLOWS FROM FINANCING ACTIVITIES
  Increase (Decrease) in Due to Cox Enterprises, Inc.......................        2,770                  (5,359)
                                                                                --------                --------
  Net cash provided (used) by financing activities.........................        2,770                  (5,359)
                                                                                --------                --------
  Decrease in cash and cash equivalents....................................         (473)                    (17)
  Cash and cash equivalents at beginning of period.........................          473                     982
                                                                                --------                --------
  Cash and cash equivalents at end of period...............................     $      -                $    965
                                                                                ========                ========

                                     F-15-

                           CAROL WRIGHT GIFTS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF COX TARGET MEDIA, INC.)
                    NOTES TO UNAUDITED FINANCIAL STATEMENTS


1. BASIS OF PRESENTATION

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 26, 1998 are not necessarily indicative of the results that may be expected for the year ended March 27, 1999. In September 1998, Genesis Direct, Inc. acquired certain of the assets and liabilities of Carol Wright Gifts, Inc. In connection with the sale, Carol Wright Gifts, Inc. will record an additional loss currently estimated at $7.5 million which is not reflected in these unaudited interim financial statements.

                                     F-16-

                             GENESIS DIRECT, INC.
                           CAROL WRIGHT GIFTS, INC.
               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


On September 14, 1998, a subsidiary of Genesis Direct, Inc. acquired certain of the assets and assumed certain of the liabilities of Carol Wright Gifts, Inc. The following unaudited pro forma condensed combined balance sheet as of June 26, 1998 has been prepared to present the financial position of the combined companies as though the acquisition had been consummated on June 27, 1998. The following pro forma condensed combined statements of operations for the year ended March 28, 1998 and the three months ended June 26, 1998 have been prepared to present the operations of the combined companies assuming the acquisition had been completed on March 30, 1997.


The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Genesis Direct, Inc. included in its Annual Report on Form 10-K for the year ended March 28, 1998 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 27, 1998. The unaudited pro forma condensed combined balance sheet and statements of operations have been included herein for comparative purposes only and do not purport to be indicative of the results of operations which actually would have been obtained had the acquisition been completed at the beginning of the respective combined periods. In addition, future results may vary significantly from the results reflected in these pro forma financial statements.

                                     F-17-

                  PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 JUNE 27, 1998
                                (IN THOUSANDS)
                                  (UNAUDITED)


                                                             GENESIS          CAROL WRIGHT                             PRO FORMA
                                                             -------          ------------                             ---------
                                                           DIRECT, INC.        GIFTS, INC.          ADJUSTMENTS         COMBINED
                                                           ------------        -----------          -----------         --------
ASSETS
Current assets:
       Cash and cash equivalents...........................       $ 61,230     $       -          $      -               $ 61,230
       Accounts receivable, net............................          8,072          3,143              (99)  (a)            9,831
                                                                                                    (1,285)  (a)
       Merchandise inventory, net..........................         30,145         12,189             (279)  (a)           42,055
       Deferred advertising costs..........................         12,036          4,870             (388)  (a)           16,518
       Other current assets................................          1,929            982             (777)  (a)            2,134
       Note receivable, current portion....................            479              -                -                    479
                                                                  --------     ----------         --------               --------
          Total current assets.............................        113,891         21,184           (2,828)               132,247

Intangibles, net...........................................          9,342              -            1,400   (a)           10,742
Goodwill, net..............................................         59,700         16,188           15,317   (a)           75,017
                                                                                                   (16,188)  (a)
Property, equipment and leasehold improvements, net........         31,305         12,263           (7,341)  (a)           36,227
Note receivable, less current portion......................          1,190              -                -                  1,190
Other assets...............................................            354             93              (93)  (a)              354
                                                                  --------     ----------         --------               --------
                                                                  $215,782     $   49,728         $ (9,733)              $255,777
                                                                  ========     ==========         ========               ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
       Accounts payable....................................       $  9,178     $    8,918         $      -               $ 18,096
       Accrued expenses....................................         15,907          6,622            3,968   (a)           26,497
       Current portion of notes payable and long-term debt.         18,628              -                -                 18,628
       Current portion of obligations under capital leases.          1,817              -                -                  1,817
       Other current liabilities...........................          3,012              -            1,587   (a)            4,599
                                                                  --------     ----------         --------               --------
          Total current liabilities........................         48,542         15,540            5,555                 69,637

Notes payable and long-term debt, less current portion.....          5,101              -           12,750   (a)           17,851
Due to Cox Enterprises.....................................              -         13,618          (13,618)  (a)                -
Obligations under capital leases, net of current portion...          4,296              -                -                  4,296
Other liabilities..........................................          3,116            729             (729)  (a)            3,116
Series A Preferred Stock...................................                             -                -                      -
Total common stockholders' equity..........................        154,727         19,841          (19,841)  (a)          160,877
                                                                                                     6,150   (a)
                                                                  --------     ----------         --------               --------
Total liabilities and common stockholders' equity..........       $215,782     $   49,728         $ (9,733)              $255,777
                                                                  ========     ==========         ========               ========

                                     F-18-

             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                           YEAR ENDED MARCH 28, 1998
              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)



                                                    GENESIS            CAROL WRIGHT                                    PRO FORMA
                                                    -------            ------------                                    ---------
                                                  DIRECT, INC.          GIFTS, INC.          ADJUSTMENTS               COMBINED
                                                 -------------          -----------          -----------               --------
Net sales.......................................     $  107,210            $  105,594          $         -             $   212,804
Cost of goods sold..............................         81,606                61,341                    -                 142,947
                                                     ----------            ----------          -----------             -----------
Gross profit....................................         25,604                44,253                    -                  69,857

Selling, general and administrative
   expenses.....................................         97,840                45,130               (1,322)  (a)           142,512
                                                                                                       864   (b)
                                                     ----------            ----------          -----------             -----------
Loss from operations............................        (72,236)                 (877)                 458                 (72,655)
Loss due to impairment of long-lived assets.....              -                24,662              (24,662)  (e)                 -
Interest expense................................          4,488                     -                1,148   (c)             5,636
Interest income.................................            513                     -                    -                     513
                                                     ----------            ----------          -----------             -----------
Net loss before income tax benefit..............        (76,211)              (25,539)              23,972                 (77,778)
Income tax benefit..............................              -                 1,111               (1,111)  (f)                 -
Dividends accruing on Series A Preferred
   Stock........................................         (2,439)                    -                    -                  (2,439)
                                                     ----------            ----------          -----------             -----------
Net loss attributable to common
  stockholders..................................     $  (78,650)           $  (24,428)         $    22,861             $   (80,217)
                                                     ==========            ==========          ===========             ===========
Basic net loss per share........................     $    (8.89)                                                       $     (7.14)
                                                     ==========                                                        ===========
Weighted average common shares
   outstanding..................................      8,842,200                                                         11,242,200
                                                     ==========                                                        ===========

                                     F-19-

             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED JUNE 27, 1998
              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                                          GENESIS          CAROL WRIGHT                              PRO FORMA
                                                          -------          ------------                              ---------
                                                        DIRECT, INC.       GIFTS, INC.          ADJUSTMENTS          COMBINED
                                                        ------------       -----------          -----------          --------
Net sales...............................................  $    33,884        $   23,300                  -           $   57,184
Cost of goods sold......................................       23,205            13,252                  -               36,457
                                                          -----------        ----------          ---------           ----------
Gross profit............................................       10,679            10,048                  -               20,727
Selling, general and administrative expenses............       28,403            11,508               (387)  (a)         39,846
                                                                                                       217   (b)
                                                                                                       105   (d)
                                                          -----------        ----------          ---------           ----------
Loss from operations....................................      (17,724)           (1,460)                65              (19,119)
Interest expense........................................        1,523                 -                383   (c)          1,906
Interest income.........................................          507                 -                  -                  507
                                                          -----------        ----------          ---------           ----------
Net loss before extraordinary item......................      (18,740)           (1,460)              (318)             (20,518)
Extraordinary item - loss on extinguishment
 of debt................................................       (5,235)                -                  -               (5,235)
                                                          -----------        ----------          ---------           ----------
Net loss................................................  $   (23,975)       $   (1,460)              (318)          $  (25,753)
                                                          ===========        ==========          =========           ==========

Basic net loss per share:
     Loss before extraordinary item.....................  $     (0.92)                                               $    (0.90)
     Extraordinary item.................................        (0.26)                                                    (0.23)

     Net loss...........................................  $     (1.18)                                               $    (1.13)
                                                          ===========                                                ==========
Weighted average shares - basic.........................   20,380,100                                                22,780,100
                                                          ===========                                                ==========


                                     F-20-

                            GENESIS DIRECT, INC.
                           CAROL WRIGHT GIFTS, INC.
     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS



1.   ACQUISITIONS


In September 1998, Genesis Direct, Inc. (the "Company") acquired Carol Wright Gifts, Inc., a company engaged in the direct marketing of general merchandise to consumers. Payment of the aggregate purchase price of $18,900,000 consisted of
(i) 2,400,000 shares of the Company's Common Stock valued at $2.5625 per share (the closing price of the Common Stock on the closing date), and (ii) a convertible promissory note in the principal amount of $12,750,000, bearing interest at an annual rate equal to the prime interest rate publicly announced by Citibank, N.A., New York, New York plus 0.5%. The convertible note is payable in its full amount on March 14, 2001; provided, that, in lieu of such payment, the holder of the convertible note may at any time after the Conversion Date (as defined below) convert the principal amount of the convertible note at a conversion price of $12.75 per share into 1,000,000 shares of Common Stock, subject to certain adjustments. The Conversion Date is the date immediately following the tenth consecutive trading day at which the closing price of the Common Stock on the Nasdaq Stock Market on each such day as reported in the Wall Street Journal was equal to or exceeded $12.75. Pursuant to the terms of the note, upon the occurrence and continuation of an event of default, the note is convertible into shares of the Common Stock at a significantly lower conversion price. In addition to the purchase price, the Company paid $100,000 in consideration of non-compete obligations. The cost of the acquisition exceeded the fair value of the acquired net assets by approximately $15,317,000 which has been recorded as goodwill and is being amortized over 40 years.

                                     F-21-

2.  PRO FORMA ADJUSTMENTS

    Balance Sheet

(a) Purchase accounting adjustments to reflect Carol Wright Gifts assets and liabilities at estimated fair value:

      Accounts receivable....................................................................     $   (99)
      Inventory..............................................................................        (279)
      Deferred advertising costs.............................................................        (388)
      Goodwill...............................................................................      15,317
      Intangibles............................................................................       1,400
      Accrued expenses.......................................................................       3,968
      Other current liabilities..............................................................       1,587
      Assets not acquired:
          Accounts receivable................................................................      (1,285)
          Other current assets...............................................................        (777)
          Goodwill...........................................................................     (16,188)
          Land and Building..................................................................      (7,341)
          Investment in joint venture........................................................         (93)
      Liabilities not assumed:
          Notes..............................................................................     (13,618)
          Other liabilities..................................................................        (729)
      Stockholders equity....................................................................     (19,841)
      Record financing used to complete acquisition:
          Notes issued to sellers-non-current................................................      12,750
          Common stock issued to sellers.....................................................       6,150

                                     F-22-

     Statement of Operations


                                                                                    YEAR ENDED          THREE MONTHS ENDED
                                                                                   MARCH 28, 1998           JUNE 27, 1998
                                                                                   --------------           -------------
(a)   Eliminate amortization of historic basis goodwill and other intangibles recorded by acquired
      company.....................................................................  $    (1,322)             $      (387)

(b)   Record additional amortization of goodwill and other
      intangibles resulting from the acquisition, including $15.3 million of goodwill which is being amortized over forty
      years, $1.3 million of customer lists which is being
      amortized over three years and $0.1 million of non-compete
      agreements which is being amortized over two years..........................          864                      217

(c)   Record incremental interest expense as of the beginning of the period presented attributable to additional
      indebtedness resulting from the portion of acquisition
      consideration funded through issuance of a note to sellers in the principal amount of $12.75 million payable with
      interest at prime plus  1/2% per annum......................................        1,148                      383

(d)   Record corporate accounting services incurred by parent not
      charged to subsidiary.......................................................            -                      105

(e)   Eliminate loss due to impairment of long-lived
      assets......................................................................       24,662                        -

(f)   Eliminate income tax benefit not acquired by
      company.....................................................................       (1,111)                       -

3.   PRO FORMA LOSS PER SHARE

          Pro forma loss per share is based on 11,242,200 and 22,780,100 weighted average number of shares of Common Stock outstanding for the year ended March 28, 1998 and for the three months ended June 27, 1998, respectively, each increased by an aggregate of 2,400,000 shares representing the total shares of Common Stock issued in connection with the acquisitions of Carol Wright Gifts as if such shares were outstanding from the beginning of the respective periods.

                                     F-23-